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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated June 23, 1997 and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                                     up to
                       25,094,200 Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                                Pennzoil Company
                                       at
                          $84.00 Net Per Share in Cash
                                       by
                             Resources Newco, Inc.,
                          a wholly owned subsidiary of
                       Union Pacific Resources Group Inc.

     Resources Newco, Inc., a Delaware corporation ("Purchaser") which is a wholly owned subsidiary of Union Pacific Resources Group Inc., a Utah corporation ("UPR"), is offering to purchase up to 25,094,200 shares of common stock, par value $0.83-1/3 per share (the "Shares"), of Pennzoil Company, a Delaware corporation ("Pennzoil"), or such greater number of Shares as equals 50.1% of the Shares outstanding on a fully diluted basis on the Expiration Date (as defined in the Offer to Purchase) (such number of Shares being the "Maximum Number"), in each case together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of October 28, 1994 (the "Rights Agreement"), between Pennzoil and Chemical Bank, as Rights Agent (the "Rights Agent"), at a price of $84.00 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights.

     Unless the Rights are redeemed or Purchaser is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined herein), stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

     The purpose of the Offer is to acquire a majority of the Shares as the first step in a negotiated acquisition of the entire equity interest in Pennzoil. UPR is seeking to negotiate with Pennzoil a definitive acquisition agreement pursuant to which Pennzoil would, as soon as practicable following consummation of the Offer, consummate a merger (the "Proposed Merger") with Purchaser or another direct or indirect wholly owned subsidiary of UPR. At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time (other than Shares held in the treasury of Pennzoil or owned by UPR, Purchaser or any direct or indirect wholly owned subsidiary of UPR) would be converted into a number of shares of common stock, no par value, of UPR ("UPR Common Stock") determined by dividing $84.00 by the average closing price of a share of UPR Common Stock during a measurement period preceding the date of the Pennzoil stockholder meeting at which the Proposed Merger is approved, provided that the number of shares of UPR Common Stock to be received for each Share will not be more than 3.36 shares of UPR Common Stock nor less than 2.80 shares of UPR Common Stock. See Sections 10 and 11 of the Offer to Purchase.

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JULY 21, 1997, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Purchaser and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment by Purchaser pursuant to the Offer, and (ii) Purchaser being satisfied in its sole discretion that the Board of Directors of Pennzoil has irrevocably taken all such action so that (a) the acquisition of Shares pursuant to the Offer and the Proposed Merger have been approved pursuant to Section 203 of the Delaware General Corporation Law or the provisions of Section 203 are otherwise inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger, (b) the acquisition of Shares pursuant to the Offer and the Proposed Merger have been approved pursuant to Article Sixth of Pennzoil's Restated Certificate of Incorporation, (c) the Rights have been redeemed or Purchaser is satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, and (d) either (1) Purchaser's designees have been elected to the Board of Directors of Pennzoil so that, after such election, such designees constitute a majority of the Board of Directors of Pennzoil, or (2) Pennzoil has entered into a mutually satisfactory definitive merger agreement with UPR and Purchaser to provide for the acquisition of Pennzoil pursuant to the Offer and the Proposed Merger. The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer, if more than the Maximum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase the Maximum Number of Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered and not withdrawn prior to the Expiration Date. Because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, if proration is required Purchaser does not expect to be able to announce the final proration factor until approximately seven New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders of Pennzoil may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Except as otherwise provided below, tenders of the Shares and the Rights are irrevocable. The Shares and the Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in Section 3 of the Offer to Purchase at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 21, 1997, or at such later time as may apply if the Offer is extended. The Shares or the Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of the Shares or the Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be. For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the person who tendered the Shares and the Rights to be withdrawn, the number of the Shares and Rights to be withdrawn and the name of the registered holder of the Shares and the Rights to be withdrawn, if different from the name of the person who tendered the Shares and the Rights. If certificates for the Shares or the Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If the Shares or the Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of the Shares and the Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, UPR, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not Purchaser exercises its right to extend the Offer.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Requests are being made to Pennzoil for the use of Pennzoil's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser following receipt of such lists or listings from Pennzoil, or by Pennzoil if it so elects.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager, as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares and Rights pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                          909 Third Avenue, 20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                                Smith Barney Inc.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-7346

June 23,1997